     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 13, 1999

                                                      REGISTRATION NO. 333-80579
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                AMENDMENT NO. 2

                                       to
                                    FORM S-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                            CALLON PETROLEUM COMPANY
             (Exact name of registrant as specified in its charter)


             DELAWARE                             1311                            64-0844345
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)            Identification No.)

               200 NORTH CANAL STREET, NATCHEZ, MISSISSIPPI 39120
                           TELEPHONE: (601) 442-1601
          (Address, including zip code, and telephone number including area code, of registrant's principal executive offices)

                               JOHN S. WEATHERLY
               200 NORTH CANAL STREET, NATCHEZ, MISSISSIPPI 39120
                           TELEPHONE: (601) 442-1601
            (Name, address, including zip code, and telephone number
                   including area code, of agent for service)

                                    Copy to:

              BUTLER & BINION, L.L.P.                             VINSON & ELKINS, L.L.P.
            1000 LOUISIANA, SUITE 1600                             2300 FIRST CITY TOWER
               HOUSTON, TEXAS 77002                                     1001 FANNIN
             ATTN: GEORGE G. YOUNG III                             HOUSTON, TEXAS 77002
             TELEPHONE: (713) 237-3605                              ATTN: T. MARK KELLY
             TELECOPY : (713) 237-3202                           TELEPHONE: (713) 758-4592
                                                                 TELECOPY: (713) 615-5531

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of the Registration Statement.

     If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993 check the following box. [ ]

     If the registrant elects to deliver its latest annual report to security holders, or a complete and legal facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     We are filing this registration statement solely for the purpose of filing the attached exhibits.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses, other than underwriting commissions, payable by the Registrant in connection with the issuance and distribution of the securities being registered hereby.

Securities Act registration fee.............................   $ 11,120
National Association of Securities Dealers, Inc. filing
  fee.......................................................      4,500
Printing costs..............................................     40,000
Legal fees & expenses.......................................    100,000
Accounting fees & expenses..................................     30,000
Engineering fees and expenses...............................      7,000
Trustee & Registrar fees....................................      5,000
Miscellaneous...............................................     52,380
                                                               --------
          TOTAL.............................................   $250,000
                                                               ========

     All of the foregoing estimated costs, expenses and fees will be borne by the Company.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("Delaware Law") permits, subject to certain conditions, a corporation to indemnify its directors, officers, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such director, officer, employee or agent in connection with threatened, pending or completed actions, suits and proceeding (other than actions by or in the right of the corporation) in or to which any of such persons is a party or is threatened to be made a party.

     Article 8 of the Company's Certificate of Incorporation, as amended, and
Article VII, Section 7.9, of the Company's Bylaws provide that the Company may indemnify its directors, officers, employees and agents to the fullest extent permitted by Delaware Law.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          1.             -- Underwriting Agreement
          1.1            -- Form of Underwriting Agreement
          2.             -- Plan of acquisition, reorganization, arrangement,
                            liquidation or succession*
          4.             -- Instruments defining the rights of security holders,
                            including indentures
          4.1            -- Certificate of Incorporation of the Company, as amended
                            (incorporated by reference from Exhibit 3.1 of the
                            Company's Registration Statement on Form S-4, filed
                            August 4, 1994, Reg. No. 33-82408)
          4.2            -- Certificate of Merger of Callon Consolidated Partners,
                            L.P. with and into the Company dated September 16, 1994
                            (incorporated by reference from Exhibit 3.2 of the
                            Company's Report on Form 10-K for the fiscal year ended
                            December 31, 1994.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          4.3            -- Bylaws of the Company (incorporated by reference from
                            Exhibit 3.2 of the Company's Registration Statement on
                            Form S-4, filed August 4, 1994, Reg. No. 33-82408)
          4.4            -- Specimen Stock Certificate (incorporated by reference
                            from Exhibit 4.1 of the Company's Registration Statement
                            on Form S-4, filed August 4, 1994, Reg. No. 33-82408)
          4.5            -- Specimen Preferred Stock Certificate (incorporated by
                            reference from Exhibit 4.2 of the Company's Registration
                            Statement on Form S-1/A, filed November 13, 1995, Reg.
                            No. 33-96700)
          4.6            -- Designation for Series A Preferred Stock (incorporated by reference from Exhibit 4.3 of the Company's Registration
                            Statement on Form S-1/A, filed November 13, 1995, Reg.
                            No. 33-96700)
          4.7            -- Indenture for Convertible Debentures (incorporated by
                            reference form Exhibit 4.4 of the Company's Registration
                            Statement on Form S-1/A, filed November 13, 1995, Reg.
                            No. 33-96700)
          4.8            -- Certificate of Correction on Designation of Series A
                            Preferred Stock (incorporated by reference from Exhibit
                            4.4 of the Company's Registration Statement on Form
                            S-1/A, filed November 22, 1996, Reg. No. 333-15501)
          4.9            -- Form of Note Indenture (incorporated by reference from
                            Exhibit 4.6 of the Company's Registration Statement on
                            Form S-1/A filed November 22, 1996, Reg. No. 333-15501)
          4.10           -- Form of Notes Indenture**
          4.11           -- Form of Global Certificate (included in Exhibit 4.10)
          5.             -- Opinion re legality
          5.1            -- Form of Opinion of Butler & Binion, L.L.P.**
          8.             -- Opinion re tax matters*
          9.             -- Voting Trust Agreement
          9.1            -- Stockholders' Agreement dated September 16, 1994 among
                            the Company, the Callon Stockholders and NOCO
                            Enterprises, L.P. (incorporated by reference from Exhibit
                            9.1 of the Company's Registration Statement on Form 8-B
                            filed October 3, 1994)
          9.2            -- Addendum to Stockholders' Agreement dated August 11, 1997 between Fred.Olsen Energy ASA, the Company and other
                            stockholders of the Company (incorporated by reference
                            from Exhibit 9.2 of the Company's Registration Statement
                            on Form 8-A filed July 12, 1999)
          9.3            -- Addendum to Stockholders' Agreement dated February 11,
                            1998 between Fred.Olsen Limited, the Company and other
                            stockholders of the Company (incorporated by reference
                            from Exhibit 9.3 of the Company's Registration Statement
                            on Form 8-A filed July 12, 1999)
         10.             -- Material Contracts
         10.1            -- Registration Rights Agreement dated September 16, 1994
                            between the Company and NOCO Enterprises, L.P.
                            (incorporated by reference from Exhibit 10.2 of the
                            Company's Registration Statement on Form 8-B filed
                            October 3, 1994)
         10.2            -- Registration Rights Agreement dated September 16, 1994
                            between the Company and Callon Stockholders (incorporated
                            by reference from Exhibit 10.3 of the Company's
                            Registration Statement on Form 8-B filed October 3, 1994)
         10.3            -- Callon Petroleum Company 1994 Stock Incentive Plan
                            (incorporated by reference from Exhibit 10.5 of the
                            Company's Registration Statement on Form 8-B filed
                            October 3, 1994)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.4            -- Credit Agreement dated October 14, 1994 by and between
                            the Company, Callon Petroleum Operating Company and
                            Internationale Nederlanden (U.S.) Capital Corporation
                            (incorporated by reference from Exhibit 99.1 of the
                            Company's Report on form 10-Q for the quarter ended
                            September 30, 1994)
         10.5            -- Third Amendment dated February 22, 1996, to Credit
                            Agreement by and among Callon Petroleum Operating
                            Company, Callon Petroleum Company and Internationale
                            Nederlanden (U.S.) Capital Corporation (incorporated by
                            reference from Exhibit 10.9 of the Company's Form 10-K
                            for the fiscal year ended December 31, 1995)
         10.6            -- Consulting Agreement between the Company and John S.
                            Callon dated June 19, 1996 (incorporated by reference
                            from Exhibit 10.10 of the Company's Registration
                            Statement on Form S-1, filed November 5, 1996, Reg. No.
                            333-15501)
         10.7            -- Employment Agreement effective September 1, 1996, between the Company and Fred L. Callon (incorporated by reference
                            from Exhibit 10.4 of the Company's Registration Statement
                            on Form S-1/A, filed November 14, 1996, Reg. No.
                            333-15501)
         10.8            -- Employment Agreement effective September 1, 1996, between the Company and Dennis W. Christian (incorporated by
                            reference from Exhibit 10.7 of the Company's Registration
                            Statement on Form S-1/A, filed November 14, 1996, Reg.
                            No. 333-15501)
         10.9            -- Employment Agreement effective September 1, 1996, between the Company and John S. Weatherly (incorporated by
                            reference from Exhibit 10.8 of the Company's Registration
                            Statement on Form S-1/A, filed November 14, 1996, Reg.
                            No. 333-15501)
         10.10           -- Callon Petroleum Company's Amended 1996 Stock Incentive
                            Plan (incorporated by reference from Exhibit 4.4 of the
                            Post-Effective Amendment No. 1 to the Company's
                            Registration Statement on Form S-8, filed February 5,
                            1996, Reg. No. 333-29537)
         10.11           -- Purchase and Sale Agreement between Callon Petroleum
                            Operating Company and Murphy Exploration & Production
                            Company, dated May 26, 1999**
         11.             -- Statement re computation of per share earnings*
         12.             -- Statement re computation of ratios*
         13.             -- Annual report to security holders, Form 10-Q or quarterly report to security holders*
         15.             -- Letter re unaudited interim financial information*
         16.             -- Letter re change in certifying accountant*
         21.             -- Subsidiaries of the registrant
         21.1            -- Subsidiaries of the Company (incorporated by reference
                            from Exhibit 21.1 of the Company's Registration Statement
                            on Form 8-B filed October 3, 1994)
         23.             -- Consents of experts and counsel
         23.1            -- Consent of Arthur Andersen LLP
         23.2            -- Consent of Huddleston & Co., Inc.**
         23.3            -- Consent of Butler & Binion, L.L.P.**
         24.             -- Power of attorney**
         25.             -- Statement of Eligibility of Trustee
         25.1            -- Form of Statement of Eligibility of Trustee**

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         26.             -- Invitation for Competitive Bids*
         27.             -- Financial Data Schedule*
         99.             -- Additional exhibits*

---------------

  * Inapplicable to this filing.


 ** Previously filed.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497 (h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Natchez, State of Mississippi, on July 12, 1999.


                                            CALLON PETROLEUM COMPANY

                                            By:     /s/ FRED L. CALLON
                                              ----------------------------------
                                                        Fred L. Callon
                                                President and Chief Executive
                                                            Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                        NAME                                         TITLE                    DATE
                        ----                                         -----                    ----

                 /s/ JOHN S. CALLON*                     Chairman of the Board,           July 12, 1999
-----------------------------------------------------      Director
                   John S. Callon

                 /s/ FRED L. CALLON                      President, Chief Executive       July 12, 1999
-----------------------------------------------------      Officer, Director
                   Fred L. Callon                          (Principal Executive
                                                           Officer)

              /s/ DENNIS W. CHRISTIAN*                   Chief Operating Officer,         July 12, 1999
-----------------------------------------------------      Senior Vice President,
                 Dennis W. Christian                       Director

               /s/ JOHN S. WEATHERLY*                    Senior Vice President and        July 12, 1999
-----------------------------------------------------      Chief Financial Officer
                  John S. Weatherly                        (Principal Financial
                                                           Officer)

                 /s/ JAMES O. BASSI*                     Vice President, Controller       July 12, 1999
-----------------------------------------------------      and Principal Accounting
                   James O. Bassi                          Officer (Principal
                                                           Accounting Officer)

               /s/ ROBERT A. STANGER*                    Director                         July 12, 1999
-----------------------------------------------------
                  Robert A. Stanger

                /s/ JOHN C. WALLACE*                     Director                         July 12, 1999
-----------------------------------------------------
                   John C. Wallace

                /s/ B. F. WEATHERLY*                     Director                         July 12, 1999
-----------------------------------------------------
                   B. F. Weatherly

               /s/ RICHARD O. WILSON*                    Director                         July 12, 1999
-----------------------------------------------------
                  Richard O. Wilson

                   /s/ LEIF DONS*                        Director                         July 12, 1999
-----------------------------------------------------
                      Leif Dons

               *By: /s/ FRED L. CALLON
  ------------------------------------------------
                   Fred L. Callon
           Pursuant to a power of attorney
                  previously filed

                                 EXHIBIT INDEX


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          1.             -- Underwriting Agreement
          1.1            -- Form of Underwriting Agreement
          2.             -- Plan of acquisition, reorganization, arrangement,
                            liquidation or succession*
          4.             -- Instruments defining the rights of security holders,
                            including indentures
          4.1            -- Certificate of Incorporation of the Company, as amended
                            (incorporated by reference from Exhibit 3.1 of the
                            Company's Registration Statement on Form S-4, filed
                            August 4, 1994, Reg. No. 33-82408)
          4.2            -- Certificate of Merger of Callon Consolidated Partners,
                            L.P. with and into the Company dated September 16, 1994
                            (incorporated by reference from Exhibit 3.2 of the
                            Company's Report on Form 10-K for the fiscal year ended
                            December 31, 1994.
          4.3            -- Bylaws of the Company (incorporated by reference from
                            Exhibit 3.2 of the Company's Registration Statement on
                            Form S-4, filed August 4, 1994, Reg. No. 33-82408)
          4.4            -- Specimen Stock Certificate (incorporated by reference
                            from Exhibit 4.1 of the Company's Registration Statement
                            on Form S-4, filed August 4, 1994, Reg. No. 33-82408)
          4.5            -- Specimen Preferred Stock Certificate (incorporated by
                            reference from Exhibit 4.2 of the Company's Registration
                            Statement on Form S-1/A, filed November 13, 1995, Reg.
                            No. 33-96700)
          4.6            -- Designation for Series A Preferred Stock (incorporated by reference from Exhibit 4.3 of the Company's Registration
                            Statement on Form S-1/A, filed November 13, 1995, Reg.
                            No. 33-96700)
          4.7            -- Indenture for Convertible Debentures (incorporated by
                            reference form Exhibit 4.4 of the Company's Registration
                            Statement on Form S-1/A, filed November 13, 1995, Reg.
                            No. 33-96700)
          4.8            -- Certificate of Correction on Designation of Series A
                            Preferred Stock (incorporated by reference from Exhibit
                            4.4 of the Company's Registration Statement on Form
                            S-1/A, filed November 22, 1996, Reg. No. 333-15501)
          4.9            -- Form of Note Indenture (incorporated by reference from
                            Exhibit 4.6 of the Company's Registration Statement on
                            Form S-1/A filed November 22, 1996, Reg. No. 333-15501)
          4.10           -- Form of Notes Indenture**
          4.11           -- Form of Global Certificate (included in Exhibit 4.10)
          5.             -- Opinion re legality
          5.1            -- Form of Opinion of Butler & Binion, L.L.P.**
          8.             -- Opinion re tax matters*
          9.             -- Voting Trust Agreement
          9.1            -- Stockholders' Agreement dated September 16, 1994 among
                            the Company, the Callon Stockholders and NOCO
                            Enterprises, L.P. (incorporated by reference from Exhibit
                            9.1 of the Company's Registration Statement on Form 8-B
                            filed October 3, 1994)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          9.2            -- Addendum to Stockholders' Agreement dated August 11, 1997 between Fred.Olsen Energy ASA, the Company and other
                            stockholders of the Company (incorporated by reference
                            from Exhibit 9.2 of the Company's Registration Statement
                            on Form 8-A filed July 12, 1999)
          9.3            -- Addendum to Stockholders' Agreement dated February 11,
                            1998 between Fred.Olsen Limited, the Company and other
                            stockholders of the Company (incorporated by reference
                            from Exhibit 9.3 of the Company's Registration Statement
                            on Form 8-A filed July 12, 1999)
         10.             -- Material Contracts
         10.1            -- Registration Rights Agreement dated September 16, 1994
                            between the Company and NOCO Enterprises, L.P.
                            (incorporated by reference from Exhibit 10.2 of the
                            Company's Registration Statement on Form 8-B filed
                            October 3, 1994)
         10.2            -- Registration Rights Agreement dated September 16, 1994
                            between the Company and Callon Stockholders (incorporated
                            by reference from Exhibit 10.3 of the Company's
                            Registration Statement on Form 8-B filed October 3, 1994)
         10.3            -- Callon Petroleum Company 1994 Stock Incentive Plan
                            (incorporated by reference from Exhibit 10.5 of the
                            Company's Registration Statement on Form 8-B filed
                            October 3, 1994)
         10.4            -- Credit Agreement dated October 14, 1994 by and between
                            the Company, Callon Petroleum Operating Company and
                            Internationale Nederlanden (U.S.) Capital Corporation
                            (incorporated by reference from Exhibit 99.1 of the
                            Company's Report on form 10-Q for the quarter ended
                            September 30, 1994)
         10.5            -- Third Amendment dated February 22, 1996, to Credit
                            Agreement by and among Callon Petroleum Operating
                            Company, Callon Petroleum Company and Internationale
                            Nederlanden (U.S.) Capital Corporation (incorporated by
                            reference from Exhibit 10.9 of the Company's Form 10-K
                            for the fiscal year ended December 31, 1995)
         10.6            -- Consulting Agreement between the Company and John S.
                            Callon dated June 19, 1996 (incorporated by reference
                            from Exhibit 10.10 of the Company's Registration
                            Statement on Form S-1, filed November 5, 1996, Reg. No.
                            333-15501)
         10.7            -- Employment Agreement effective September 1, 1996, between the Company and Fred L. Callon (incorporated by reference
                            from Exhibit 10.4 of the Company's Registration Statement
                            on Form S-1/A, filed November 14, 1996, Reg. No.
                            333-15501)
         10.8            -- Employment Agreement effective September 1, 1996, between the Company and Dennis W. Christian (incorporated by
                            reference from Exhibit 10.7 of the Company's Registration
                            Statement on Form S-1/A, filed November 14, 1996, Reg.
                            No. 333-15501)
         10.9            -- Employment Agreement effective September 1, 1996, between the Company and John S. Weatherly (incorporated by
                            reference from Exhibit 10.8 of the Company's Registration
                            Statement on Form S-1/A, filed November 14, 1996, Reg.
                            No. 333-15501)
         10.10           -- Callon Petroleum Company's Amended 1996 Stock Incentive
                            Plan (incorporated by reference from Exhibit 4.4 of the
                            Post-Effective Amendment No. 1 to the Company's
                            Registration Statement on Form S-8, filed February 5,
                            1996, Reg. No. 333-29537)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.11           -- Purchase and Sale Agreement between Callon Petroleum
                            Operating Company and Murphy Exploration & Production
                            Company, dated May 26, 1999**
         11.             -- Statement re computation of per share earnings*
         12.             -- Statement re computation of ratios*
         13.             -- Annual report to security holders, Form 10-Q or quarterly report to security holders*
         15.             -- Letter re unaudited interim financial information*
         16.             -- Letter re change in certifying accountant*
         21.             -- Subsidiaries of the registrant
         21.1            -- Subsidiaries of the Company (incorporated by reference
                            from Exhibit 21.1 of the Company's Registration Statement
                            on Form 8-B filed October 3, 1994)
         23.             -- Consents of experts and counsel
         23.1            -- Consent of Arthur Andersen LLP
         23.2            -- Consent of Huddleston & Co., Inc. **
         23.3            -- Consent of Butler & Binion, L.L.P.**
         24.             -- Power of attorney**
         25.             -- Statement of Eligibility of Trustee
         25.1            -- Form of Statement of Eligibility of Trustee**
         26.             -- Invitation for Competitive Bids*
         27.             -- Financial Data Schedule*
         99.             -- Additional exhibits*

---------------

  * Inapplicable to this filing.


 ** Previously filed.